Exhibit 99.1

Press Release
For Immediate Release
Contact:
Tim Cunningham
847-597-9320
tcunningham@pregis.com
PREGIS ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS
Deerfield, IL, August 13, 2007 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its financial results for the second quarter of 2007.
The Company’s net sales in the second quarter rose to $241.5 million, up 4.9% over net sales of $230.3 million in the second quarter of 2006. Gross profit margin, as a percent of net sales, increased to 25.1% in the second quarter of 2007 compared to 23.4% for the same period of 2006. Operating income increased to $14.2 million, up 48% over operating income of $9.5 million in the second quarter of 2006.
Commenting on the Company’s results, Michael McDonnell, President and Chief Executive Officer, stated, “The quarter’s results reflect significant and sustainable productivity improvements, driven by the ongoing implementation of our lean programs and operating culture throughout our operations. We continue to focus on pricing for value and optimizing product mix to improve the profitability of our products and our customer base. We grew product volumes across our European businesses, which helped to mitigate volume softness in our U.S. operations resulting from our efforts to rationalize our product and customer mix as well as the weakened U.S. economic environment. We are also pleased with the success of our new products and other expansion efforts which contributed to our year-over-year improvement.”
For the six month period, net sales grew to $480.5 million, up 5.4% compared to net sales of $455.7 million for the comparable 2006 period. Gross profit margin grew to 25.4% for the six month period compared to 22.9% for the 2006 period. Operating income increased to $30.7 million, up 79% over operating income of $17.2 million for the first six months of 2006.

Segment Performance
Comments on segment net sales performance for the second quarter of 2007 are as follows:
•	Net sales of the protective packaging segment increased by $1.0 million, or 1%. The increase resulted from favorable pricing and product mix in the Company’s U.S. operations, product volume growth in its European businesses, and favorable foreign currency effects. These improvements were offset in part by reduced product volume in the U.S. businesses, resulting from the Company’s efforts to rationalize product and customer mix and the weakened U.S. economy. Excluding the impact of favorable foreign currency effects, the segment’s 2007 second quarter net sales would have decreased 2%.

•	Net sales of the flexible packaging segment increased $6.5 million, or 17%. The growth was driven by higher product sales volume, particularly in new products serving the fresh food sector, favorable price/mix, and favorable foreign currency effects. Excluding the impact of favorable foreign currency effects, 2007 second quarter net sales would have increased 10%.

•	Net sales of the hospital supplies segment increased $2.0 million, or 12%. The increase was due to higher volumes in fast growth, disposable medical products and surgical procedure packs and favorable foreign currency effects, offset in part by unfavorable pricing due to product mix and market pricing pressures. Excluding the impact of favorable foreign currency effects, 2007 second quarter net sales would have increased 5%.

•	Net sales of the rigid packaging segment increased $1.2 million, or 5%, primarily due to favorable foreign currency effects. Excluding the favorable foreign currency effects, the segment’s 2007 second quarter net sales would have decreased 3%.
Cash and cash equivalents at June 30, 2007 totaled $60.4 million, which is up $14.7 million from the December 31, 2006 balance of $45.7 million. For the first six months, cash generated by earnings has been partially offset by cash used to fund debt service of $23 million, capital expenditures of $14 million, and income taxes of $2.5 million.
The Company presently has approximately $45 million of available borrowing under its revolving credit facility. As of June 30, 2007, the Company had short-term debt of $2.0 million and long-term debt of $458.4 million.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2007 second quarter results on Tuesday, August 14, 2007 at 9:00 a.m. ET (8:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 888-680-0892; International: 617-213-4858; Conference ID: 17997333. A replay of the conference call will be available through August 28, 2007. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Conference ID: 49831172.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 45 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of key risk factors, please see the risk factors disclosed in our annual report, which is available on our website, www.pregis.com. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$60,447	$45,667
Accounts receivable
Trade, net of allowances of $4,214 and $4,055, respectively	154,712	142,472
Other	8,840	2,535
Inventories, net	105,876	92,196
Deferred income taxes	3,886	3,951
Due from Pactiv	6,630	14,735
Prepayments and other current assets	7,955	8,221

Total current assets	348,346	309,777
Property, plant and equipment, net	264,475	270,646
Other assets
Goodwill	134,786	135,232
Intangible assets, net	45,141	47,139
Deferred financing costs, net	10,651	11,271
Due from Pactiv, long-term	13,213	10,922
Other	13,900	12,045

Total other assets	217,691	216,609

Total assets	$830,512	$797,032

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$2,018	$1,854
Accounts payable	103,846	78,557
Accrued income taxes	10,239	16,091
Accrued payroll and benefits	16,953	19,356
Accrued interest	6,437	6,308
Other	20,787	20,093

Total current liabilities	160,280	142,259

Long-term debt	458,398	453,463
Deferred income taxes	36,005	34,717
Long-term income tax liabilities	10,461	6,939
Pension and related liabilities	9,671	9,039
Other	6,148	6,355
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Additional paid-in capital	149,284	149,101
Accumulated deficit	(8,736)	(11,809)
Accumulated other comprehensive income	9,001	6,968

Total stockholder’s equity	149,549	144,260

Total liabilities and stockholder’s equity	$830,512	$797,032

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$241,530	$230,329	$480,547	$455,720

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	180,829	176,409	358,648	351,444
Selling, general and administrative	32,714	30,690	64,696	60,779
Depreciation and amortization	13,818	13,698	26,494	26,334

Total operating costs and expenses	227,361	220,797	449,838	438,557

Operating income	14,169	9,532	30,709	17,163
Interest expense	11,860	10,452	23,121	20,419
Interest income	(385)	(58)	(432)	(114)
Foreign exchange gain, net	(1,149)	(3,228)	(1,722)	(3,864)

Income before income taxes	3,843	2,366	9,742	722
Income tax expense	3,017	590	6,669	864

Net income (loss)	$826	$1,776	$3,073	$(142)

Pregis Holding II Corporation
Consolidated and Combined Statements of Cash Flows
Unaudited
(dollars in thousands)

	Six Months Ended June 30,
	2007	2006

Operating activities
Net income (loss)	$3,073	$(142)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	26,494	26,334
Deferred income taxes	1,678	(2,246)
Unrealized foreign exchange gain	(1,878)	(3,821)
Amortization of deferred financing costs	1,079	1,193
Stock compensation expense	183	93
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and other receivables, net	(9,134)	(11,405)
Inventories, net	(12,033)	(6,747)
Prepayments and other current assets	348	(416)
Accounts payable	23,501	1,792
Accrued taxes	(2,737)	34
Accrued interest	129	(2,303)
Other current liabilities	(2,314)	564
Other, net	(507)	244

Cash provided by operating activities	27,882	3,174

Investing activities
Capital expenditures	(13,768)	(8,300)
Proceeds from sale of assets	209	387
Purchase price adjustments on acquisition of Pregis businesses	—	(1,751)
Acquisition of business, net of cash acquired	—	(4,886)
Other, net	(35)	(136)

Cash used in investing activities	(13,594)	(14,686)

Financing activities
Repayment of long-term debt	(897)	(859)
Other, net	376	(14)

Cash used in financing activities	(521)	(873)
Effect of exchange rate changes on cash and cash equivalents	1,013	2,158

Increase (decrease) in cash and cash equivalents	14,780	(10,227)
Cash and cash equivalents, beginning of period	45,667	54,141

Cash and cash equivalents, end of period	$60,447	$43,914

Pregis Holding II Corporation
Second Quarter 2007
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

	Twelve Months Ended June 30,
(dollars in thousands)	2007	2006

Net income (loss) of Pregis Holding II Corporation	$(5,185)	$4,216
Interest expense, net of interest income	44,673	31,204
Income tax expense	10,647	5,254
Depreciation and amortization	53,339	45,879

EBITDA	103,474	86,553

Other non-cash charges (income):
Impact attributable to application of purchase accounting	—	5,045
Non-cash stock based compensation expense	187	93
Non-cash restructuring income	—	(40)
Unrealized foreign currency transaction gains, net	(4,381)	(3,107)
Net unusual or nonrecurring gains or losses:
Realized gain on foreign exchange forward contract	—	(5,441)
Nonrecurring charges related to acquisitions and dispositions	5,280	4,516
Other, principally executive management severance and recruiting expenses	5,888	1,950
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,764	1,157
Pro forma costs savings	—	1,852

Adjusted EBITDA (“Consolidated Cash Flow”)	$112,212	$92,578

Note to the above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, or Consolidated Cash Flow as used in the Company’s indentures, is presented herein because it is a material element of the secured indebtedness leverage ratio and the fixed charge coverage ratio included in the indentures.

Pregis Holding II Corporation
Second Quarter 2007
Supplement Information
(Unaudited)
Gross Margin Calculations

	Three Months Ended June 30,			Six Months Ended June 30,
(dollars in millions)	2007	2006	Change	2007	2006	Change

Net sales	$241.5	$230.3	$11.2	$480.5	$455.7	$24.8
Cost of sales, excluding depreciation and amortization	(180.8)	(176.4)	(4.4)	(358.6)	(351.4)	(7.2)

Gross margin	$60.7	$53.9	$6.8	$121.9	$104.3	$17.6

Gross margin, as a percent of net sales	25.1%	23.4%	1.7%	25.4%	22.9%	2.5%

Net Sales Analysis by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended June 30,				Price/		Currency
	2007	2006	$ Change	% Change	Mix	Volume	Translation
	(dollars in millions)

Segment:
Protective Packaging	$154.8	$153.8	$1.0	0.7%	1.3%	(3.2)%	2.6%
Flexible Packaging	43.9	37.4	6.5	17.4%	1.7%	8.4%	7.3%
Hospital Supplies	18.3	16.3	2.0	12.3%	(2.7)%	8.0%	7.0%
Rigid Packaging	25.1	23.9	1.2	5.0%	(1.7)%	(1.6)%	8.3%
Intersegment eliminations	(0.6)	(1.1)	0.5	(45.5)%

Total	$241.5	$230.3	$11.2	4.9%	0.8%	(0.2)%	4.3%

					Change Attributable to the
					Following Factors
	Six Months Ended June 30,				Price/		Currency
	2007	2006	$ Change	% Change	Mix	Volume	Translation
	(dollars in millions)

Segment:
Protective Packaging	$311.5	$306.3	$5.2	1.7%	2.0%	(3.4)%	3.1%
Flexible Packaging	86.6	75.4	11.2	14.9%	(0.5)%	7.0%	8.4%
Hospital Supplies	37.2	32.5	4.7	14.5%	(2.1)%	7.8%	8.8%
Rigid Packaging	47.1	44.1	3.0	6.8%	(1.7)%	(1.1)%	9.6%
Intersegment eliminations	(1.9)	(2.6)	0.7	(26.9)%

Total	$480.5	$455.7	$24.8	5.4%	0.9%	(0.5)%	5.0%